Exhibit 23.1

CONSENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

LRAD Corporation

San Diego, California

We hereby consent to the incorporation by reference of our audit report dated December 1, 2010, relating to the consolidated financial statements of LRAD Corporation and Subsidiary (collectively, the “Company”) as of and for the years ended September 30, 2010 and 2009, included in its Annual Report on Form 10-K for the fiscal year ended September 30, 2010 filed with the Securities and Exchange Commission on December 1, 2010, and to the reference to our firm under the caption “Experts” in the Company’s Form S-3 Registration Statement and related Prospectus for the registration of 3,227,945 shares of its common stock.

/s/ Squar, Milner, Peterson, Miranda & Williamson, LLP

San Diego, California

March 1, 2011